EXHIBIT 99.1

NEWS RELEASE for March 17, 2004 at 7:30 AM EST

Contact:	Allen & Caron Inc

Jill Bertotti (investors)

jill@allencaron.com

Len Hall (media)

len@allencaron.com

(949) 474-4300

AMERIGON REPORTS 2003 YEAR-END, FOURTH QUARTER RESULTS

Revenues for 2003 Up 90 Percent from Prior Year;

Reports Profit for 2003 Fourth Quarter

DEARBORN, MI (March 17, 2004) . . . Amerigon Incorporated (Nasdaq:ARGN) today reported revenues for its year ended December 31, 2003 rose to a record $29.0 million, up 90 percent from revenues of $15.3 million in 2002 as shipments of the Company’s proprietary Climate Control Seat™ (CCS™) system increased to 446,000 units, almost double the number of units shipped in 2002. The net loss for 2003 declined to $1.4 million, or a loss of $0.12 per share, down considerably from the 2002 net loss of $6.3 million, or a loss of $0.64 per share.

For the 2003 fourth quarter, revenues increased 39 percent year-over-year to $8.9 million, as the Company achieved profitability in the quarter with net income of $265,000, or $0.02 per share. This compares to revenues in the 2002 fourth quarter of $6.4 million, and a net loss of $1.1 million, or a $0.11 loss per share. Net income for the 2003 fourth quarter included a non-cash accounting charge of $206,000 related to the issuance of additional warrants to Ford Motor Company (NYSE:F) for achieving the 2003 volume purchase targets set forth in a Value Participation Agreement between Ford and the Company.

Chief Executive Officer Daniel R. Coker commented, “Fiscal 2003 was a watershed year for the Company as we solidified our operations, expanded the number of vehicle lines offering CCS, substantially increased revenue and reported a profitable fourth quarter. We entered 2004 with a solid and growing base of revenue, and we expect to see revenue increase this year by 25 to 35 percent from 2003 full-year levels. We strongly believe we now have sufficient critical mass to steadily grow our business and achieve our first full year of profitability in 2004. And, looking forward, we expect to obtain new commitments for CCS in 2004 and 2005 for additional future vehicle programs that should help drive further increases in revenue in the coming years.

“I am convinced that the next few years will be filled with exciting opportunities for growth and market expansion as we continue to see increasing interest in CCS from automotive manufacturers and consumers in North America, Asia and Europe,” Coker added. “Additionally, the excellent progress made in the advanced development of thermoelectrics by our BSST subsidiary also holds considerable promise for the future. There are potential uses of our thermoelectric technology that might move us into additional high volume automotive applications, and might also open up a number of new non-automotive market opportunities.”

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AMERIGON REPORTS 2003 YEAR-END, FOURTH QUARTER RESULTS

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As a result of Ford meeting its full year CCS volume purchase targets, a non-cash accounting charge of $676,000 was recorded in 2003 reflecting the issuance of a warrant to Ford for 216,900 shares of Amerigon common stock at an exercise price of $5.75 per share. The accounting charges in connection with the issuance of the warrant to Ford are recorded in selling expense, are non-cash in nature, and have no impact on shareholder equity.

“Ford’s attainment of its annual volume purchase goal marks the achievement of a significant milestone,” said Coker. “It is a real pleasure to issue this warrant to Ford as it is not only a sign of the success of our relationship with Ford, but it also reflects Ford’s acceptance of CCS and the growing recognition of the value of the CCS by the automotive buying public.”

CCS is now being offered in 14 popular vehicle lines from five major automotive manufacturers, up from eight vehicle models and three manufacturers in 2002. The vehicle lines currently offering CCS are the Lincoln Navigator SUV, the Lexus LS 430 luxury sedan, the Toyota Celsior luxury sedan, the Infiniti M45 luxury sports sedan, the Ford Expedition SUV Eddie Bauer edition, the Lincoln Aviator SUV, the Infiniti Q45 luxury sedan, the Lincoln LS luxury sedan, the Cadillac XLR roadster, Cadillac Escalade ESV SUV, Mercury Monterey minivan, Cadillac Sedan Deville, Hyundai Equus luxury sedan and the Nissan Cima luxury sedan.

Gross margin as a percentage of revenue for 2003 was 21 percent compared with 22 percent for 2002. The decline in gross margin resulted principally from the inclusion of the electronic control module in the cost and revenue from the Company’s next generation CCS system, MTM™, and low volume MTM startup penalties. As the production volume of MTM increases and planned cost reductions are achieved, management believes that gross margins will improve over the next 12 to 18 months.

Research and development expenses decreased 36 percent to $2.5 million in 2003 from $3.9 million in 2002. This decrease was due primarily to customer funding received by Amerigon’s subsidiary, BSST, totaling $1.1 million in 2003 and lower prototype costs associated with MTM. This customer funding sustained BSST’s development of advanced thermoelectric technology and reduces significantly the Amerigon support required. In 2002, BSST received no third party funding for its development efforts. The MTM technology was launched in the latter part of 2003 and is smaller, lighter, quieter and more versatile than its predecessor CCS.

BSST made significant progress in 2003 in improving the efficiency of thermoelectric devices (TED), which is the technology base of Amerigon’s products. In June 2003, BSST signed an agreement in principle with Visteon Corporation (NYSE:VC) to develop an array of environmentally friendly heating and cooling products for the automotive industry based on BSST’sTED technology. Amerigon expects this advanced technology will dramatically expand the market for TED-based automotive and non-automotive products and is working with several partners to develop product opportunities and paths to market.

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AMERIGON REPORTS 2003 YEAR-END, FOURTH QUARTER RESULTS

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Amerigon furthered its research and development efforts in February 2004 with the expansion of its alliance with Motorola, Inc. (NYSE:MOT). The long standing product development and manufacturing alliance between the two companies was expanded to include the design and production of a second generation electronic control module for launch in potential high-volume model year 2006 and 2007 vehicle lines.

Selling, general and administrative (SG&A) expenses decreased to $5.1 million in 2003 from $5.6 million in 2002. The 2003 SG&A expenses include the charge of $676,000 relating to the Ford Warrant which was offset by decreases in outside consulting fees, employee recruiting, European and Japanese office expense and professional fees. Additionally, the outsourcing of production for North American customers and the relocation of the corporate office from California to Michigan in 2002 reduced certain SG&A costs in 2003 as compared to 2002.

Conference Call

As previously announced, Amerigon is conducting a conference call to review the financial results today at 11:30 AM EST (Eastern). The dial-in number for the call is 1-888-694-4728. A live webcast and 10-day archive of the call can be accessed at www.viavid.net.

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers (OEMs). CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon’s subsidiary, BSST, is engaged in developing more efficient thermoelectric devices (TED) with more efficiency than currently available devices and has development contracts with several partners to expand the market for TED-based automotive and non-automotive products. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, that necessary additional financing may be unavailable, and that adverse conditions in the automotive industry may adversely affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending September 30, 2003 and its Form 10-K for the year ended December 31, 2003.

TABLE FOLLOWS

AMERIGON REPORTS 2003 YEAR-END, FOURTH QUARTER RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Product revenues	$8,942	$6,423	$29,042	$15,271
Cost of sales	7,171	4,959	23,002	11,983

Gross margin	1,771	1,464	6,040	3,288
Operating costs and expenses:
Research and development	256	988	2,487	3,910
Selling, general and administrative	1,293	1,510	5,110	5,553
Gain on disposal of property and equipment		(7)	(3)	(7)

Total operating costs and expenses	1,549	2,491	7,594	9,456
Operating income (loss)	222	(1,027)	(1,554)	(6,168)
Interest expense	(7)	(156)	(69)	(318)
Other income	50	42	208	180

Net income (loss)	$265	$(1,141)	$(1,415)	$(6,306)

Basic and diluted net income (loss) per share:
Income (loss) before extraordinary item	$0.02	$(0.11)	$(0.12)	$(0.64)

Weighted average number of common shares outstanding	12,246	10,771	11,472	9,859

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AMERIGON REPORTS 2003 YEAR-END, FOURTH QUARTER RESULTS

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AMERIGON INCORPORATED

BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2003	2002
ASSETS
Current Assets:
Cash & cash equivalents	$844	$274
Accounts receivable, less allowance of $55 and $54, respectively	5,882	4,530
Inventory	2,498	1,903
Prepaid expenses and other assets	224	565

Total current assets	9,448	7,272
Property and equipment, net	1,300	1,262
Deferred exclusivity fee	293	585
Patent costs, net of accumulated amortization of $4 and nil, respectively	193	60

Total assets	$11,234	$9,179

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,258	$4,296
Accrued liabilities	868	890
Bank loan payable	—	670
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	5,326	6,056
Deferred manufacturing agreement – long term portion	1,250	1,450
Minority interest in subsidiary	19	2

Total liabilities	6,595	7,508

Shareholders’ equity:
Preferred stock:
Series A – no par value; convertible; 9,000 shares authorized, 9,000
Issued and outstanding at December 31, 2003 and 2002; liquidation preference of $11,835 at December 31, 2003 and $11,205 at December 31, 2002	8,267	8,267
Common Stock;
No par value; 30,000,000 shares authorized, 12,411,000 and 10,771,000
issued and outstanding at December 31, 2003 and 2002	46,758	43,051
Paid-in capital	20,180	19,504
Accumulated deficit	(70,566)	(69,151)

Total shareholders’ equity	4,639	1,671

Total liabilities and shareholders’ equity	$11,234	$9,179

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